                                       --------------------------------------
FORM 3                                              OMB APPROVAL
                                       --------------------------------------
                                         OMB Number:              3235-0104
                                         Expires:        September 30, 1998
                                         Estimated average burden
                                         hours per response ........... 0.5
                                       --------------------------------------


               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

    Low                Nathan (1)
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   (Last)               (First)              (Middle)

   c/o Sunrise Securities Corp.
   135 East 57th Street, 11th Floor
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                        (Street)

   New York,               NY                 10022
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   6/16/98

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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Issuer Name AND Ticker or Trading Symbol

   American Asset Management Corp. ("AAMC")

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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director
   [X] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)


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6. If Amendment, Date of Original (Month/Day/Year)



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7. Individual or Joint/Group Filing
   (Check all applicable)

   [ ] Form filed by One Reporting Person
   [X] Form filed by More than One Reporting Person

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
                             TABLE I--Non-Derivative Securities Beneficially Owned
--------------------------------------------------------------------------------------------------------------------
 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Onwership
    (Instr. 4)             Beneficially Owned        Form: Direct         (Instr. 5)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
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
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Common Stock without
  par value                31,000(2)                 D
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Common Stock without
  par value                68,000(3)                 I                    As Trustee
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
Common Stock without
  par value                50,000(4)                 I                    Through IRA
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


                               Page 1 of 3 Pages
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FORM 3 (continued)

       TABLE II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
----------------------------------------------------------------------------------------------------------------------------------
  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------                           Amount        ative           Security
                                                                          of            Security        Direct
                           Date       Expira-            Title            Number                        (D) or
                           Exer-      tion                                of                            Indirect
                           cisable    Date                                Shares                        (I)
                                                                                                        (Instr. 5)
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
----------------------------------------------------------------------------------------------------------------------------------
Warrant                    5/20/98    5/20/01    common stock, no par     30,000        $4.00           D
                                                   value per share(5)
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

Explanation of Responses:

(1) Pursuant to Instruction 5(b)(v), this Form 3 is filed jointly by all of the undersigned (collectively, the "Reporting Persons"), who may be deemed to be members of a "group" pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended. Nathan Low ("Purchaser") has been designated to make the filing of this Form 3.

(2) These securities are owned solely by Nathan Low, who is a member of a "group" with Sunrise Foundation Trust and Individual Retirement Account f/b/o Low for purposes of Section 13(d) of the Exchange Act.

(3)      These securities are owned solely by Sunrise Foundation Trust.

(4) These securities are owned solely by Individual Retirement Account f/b/o Low.


              /s/
              ----------------------------------------     ------------------
              ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is sufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                               Page 2 of 3 Pages

Joint Filer Information


Name: Nathan Low

Address: c/o Sunrise Securities Corp.
         135 East 57th Street, 11th Floor
         New York, NY 10022

Name:    Sunrise Foundation Trust

Address: c/o Sunrise Securities Corp.
         135 East 57th Street, 11th Floor
         New York, NY 10022

Name:    Individual Retirement Account f/b/o Low

Address: c/o Sunrise Securities Corp.
         135 East 57th Street, 11th Floor
         New York, NY 10022

Designated Filer: Nathan Low

Date of Event Requiring Statement: 6/16/98

Issuer and Ticker or Trading Symbol: American Asset Management Corporation AAMC


Signature: /s/ Nathan Low
          ----------------------------
           Nathan Low


SUNRISE FOUNDATION TRUST


By: /s/ Nathan Low
   -----------------------------------
    Nathan Low, Trustee

Individual Retirement Account
f/b/o Nathan Low


By: /s/ Nathan Low
   -----------------------------------
    Nathan Low


                               Page 3 of 3 Pages